UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, DC 20549

FORM 8-K
CURRENT REPORT
Pursuant to Section 13 or 15(d) of the
Securities Exchange Act of 1934
October 25, 2006
(Date of earliest event reported)

The J. M. Smucker Company
(Exact Name of Registrant as Specified in its Charter)

Ohio	1-5111	34-0538550
(State or Other Jurisdiction of Incorporation)	(Commission File Number)	(IRS Employer Identification No.)
One Strawberry Lane, Orrville, Ohio 44667-0280
(Address of Principal Executive Offices, including Zip Code)
(330) 682-3000
(Registrant’s telephone number, including area code)
     Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligation of the registrant under any of the following provisions:
☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)

☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)

☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))

☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))

Item 1.01. Entry into a Material Definitive Agreement.
     On October 25, 2006, the Board of Directors (the “Board”) of The J. M. Smucker Company (the “Company”), upon recommendation of the Executive Compensation Committee of the Board, approved The J. M. Smucker Company Nonemployee Director Deferred Compensation Plan (the “Deferred Compensation Plan”). The effective date of the Deferred Compensation Plan will be January 1, 2007.
     The Deferred Compensation Plan provides each nonemployee Director of the Company (a “Director”) with the opportunity to defer receipt of any portion of the cash compensation he or she receives for his or her service as a Director.
     Each Director may elect to defer a portion of his or her cash compensation under the Deferred Compensation Plan by completing and timely delivering a standard written election to the Company’s Corporate Secretary. Deferred amounts under the Deferred Compensation Plan will be credited in the form of deferred stock units to an account established for each Director, and dividend equivalents will be earned on such deferred stock units if cash dividends are paid by the Company to its common shareholders. Each Director may elect on an annual basis to have distributions made in a single lump sum payment, in up to ten annual installments, or a combination of a lump sum payment and annual installments. Distributions of the deferred stock units will generally be made after a Director’s “separation from service,” as defined under Section 409A of the Internal Revenue Code of 1986, as amended. Upon distribution, the deferred stock units will be paid in the form of common shares of the Company, with fractional shares paid in cash.
     The description of the Deferred Compensation Plan is qualified in its entirety by reference to the full text of the Deferred Compensation Plan, which is filed as Exhibit 10.1 to this Form 8-K and incorporated herein by reference.
Item 9.01 Financial Statements and Exhibits.
(d)	Exhibits

Exhibit Number	Description

10.1	The J. M. Smucker Company Nonemployee Director Deferred Compensation Plan

SIGNATURE
     Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

The J. M. Smucker Company (Registrant)
By:	/s/ M. Ann Harlan
M. Ann Harlan
Vice President, General Counsel, and Secretary

Date: October 30, 2006

EXHIBIT INDEX

Exhibit Number	Description

10.1	The J. M. Smucker Company Nonemployee Director Deferred Compensation Plan